Exhibit 99.1

SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF MAGUIRE
PROPERTIES RECEIVES PROPOSAL FROM ROBERT F. MAGUIRE III

LOS ANGELES, April 28, 2008, – The Special Committee of independent directors of the Board of Directors of Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, announced today that it had received from Robert F. Maguire III, its Chairman and Chief Executive Officer, an expression of interest in pursuing a plan involving multiple transactions including (a) the sale, in several separate but inter-conditional transactions by Maguire with different parties of substantially all of its non-Orange County assets; (b) a special cash distribution to Maguire shareholders principally funded from the net proceeds of such sales; (c) a cash tender offer by Mr. Maguire for approximately 75% of the Company at a price presented as giving effect to the asset sales and special distribution; and, (d) retention by Maguire shareholders of a “stub interest” in Maguire. The agreement would require approval by two thirds of the Company’s outstanding stock.

The expression of interest is subject to numerous, substantial contingencies and questions regarding the prospect of Mr. Maguire’s plan being initiated or consummated, which, in the view of the Special Committee of independent directors, makes the expression of interest not currently actionable for consideration by the Special Committee, including assessing the adequacy of the nominal value for shareholders ascribed to the plan and the realistic prospect and timing of the value of the plan ultimately being delivered to shareholders.

Mr. Maguire has ascribed a nominal value of $21 per share, consisting of an approximately $18.18 per share special cash distribution by the Company, a cash tender by Mr. Maguire of $2.82 per share for approximately 75% of the Company’s outstanding common stock ($2.23 per share on a pro rata basis) and $0.59 per share in attributed value of the retained common equity.

The Special Committee intends to permit Mr. Maguire and the parties working with him to pursue the effort of firming up the expression of interest to a point which would justify assigning significant internal and external resources to engage with Mr. Maguire regarding his expression of interest.

The Special Committee noted that it is continuing its effort to bring its strategic alternative review process to a conclusion, as previously stated. The Special Committee will consider Mr. Maguire’s expression of interest, in whatever state it is in at the time, in connection with finalizing its strategic alternative review and bringing its recommendations to the Board.

About Maguire Properties, Inc.
Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the Company’s growth and expansion into new markets to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with joint ventures; risks associated with our company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed.  For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Investor Relations:
Maguire Properties
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558
or
Media Inquiries:
Financial Dynamics
Leigh Parrish
212-850-5651